UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2013
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On April 29, 2013, subsidiaries of Meritor, Inc. (the “Company” or "Meritor") entered into a purchase and sale agreement (the “Agreement”) to sell the Company's overall 50 percent ownership interest in Suspensys Sistemas Automotivos LTDA (the “Suspensys JV”) to the Company's joint venture partner, Randon S.A. Implementos E Participações (“Randon”). The Suspensys JV was formed in 2002 and is primarily engaged in the manufacture and sale of air and mechanical suspension systems for trucks, buses and trailers, trailer axles, third axles, hubs and drums for trucks, buses and trailers.

The purchase price for the sale is $195 million, which is composed of $190 million in cash (approximately $5 million of which is expected be in the form of a pre-closing cash dividend) and $5 million in lease abatements for a facility in Brazil leased by one of the sellers from Randon. The Agreement is subject to regulatory approvals (including the clearance of applicable competition law waiting periods in Brazil) and other customary conditions. The sale is expected to be consummated as soon as practicable after closing conditions are met and in any event by September 1, 2013. Under the Agreement, the closing date will be automatically extended to the extent the closing conditions have not been met (provided such conditions are not in the control of the parties) and in any event can be extended by mutual agreement of the parties.
Item 2.02. Results of Operations and Financial Condition
On April 30, 2013, Meritor issued a press release and will hold a conference call regarding its financial results for the second quarter ended March 31, 2013. The release is furnished as Exhibit 99a to this Form 8-K. The presentation by Meritor accompanying the above-referenced conference call will be posted on the Meritor website (www.meritor.com).
     The information in item 2.02 of this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99a – Press release of Meritor, Inc., dated April 30, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Kevin A. Nowlan
Kevin A. Nowlan
Senior Vice President and Chief Financial Officer

Date: April 30, 2013

EXHIBIT INDEX

Exhibit No.	Description
99a	Press release of Meritor, Inc., dated April 30, 2013